Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-103664) and Form S-8 (No. 333-104158, No. 333-104159, No. 104160, No. 333-01225, No. 333-31125, No. 333-36099, No. 333-36163, No. 333-57223, No. 333-83745, No. 333-83747, No. 333-46472, No. 333-46476, No. 333-46626, No. 333-67944, No. 333-67946, No. 333-90060, No. 333-90062, and No. 333-85196) of Hexcel Corporation of our reports dated February 28, 2003, except for notes 2 and 8 which are as of March 19, 2003 and Note 25 which is as of July 8, 2003, relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K/A (Amendment No. 3).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Stamford, CT

July 8, 2003